INVESTORS TITLE COMPANY ANNOUNCES
THIRD QUARTER 2024 RESULTS

Contact: Elizabeth B. Lewter
November 5, 2024
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the third quarter ended September 30, 2024. The Company reported net income of $9.3 million, or $4.92 per diluted share, compared with $7.1 million, or $3.75 per diluted share, for the prior year period.
Revenues increased 12.1% to $68.8 million, compared to $61.4 million in the prior year period, primarily due to an increase in net premiums written and a positive change in net investment gains (losses). Net premiums written increased primarily due to expansion efforts in our Texas and Florida markets, in addition to appreciation in average home prices and higher activity levels related to lower average mortgage interest rates. The improvement in net investment gains (losses) was due to the impact of positive changes in the estimated fair value of equity security investments during the current year quarter.
Operating expenses increased 8.4% to $57.2 million, compared to $52.8 million in the prior year period. The increase in operating expenses was primarily due to higher agent commissions, commensurate with the increase in agent premium volume, partially offset by a decrease in personnel expenses resulting from lower staffing levels. Other categories of operating expenses were in line with the prior year period.
Income before income taxes increased to $11.6 million for the current year quarter, versus $8.6 million in the prior year period. Excluding the impact of net investment gains (losses), adjusted income before income taxes (non-GAAP) increased to $10.6 million for the current year quarter, versus $9.4 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).
For the nine months ended September 30, 2024, net income increased $6.9 million to $22.7 million, or $12.02 per diluted share, versus $15.9 million, or $8.37 per diluted share, for the prior year period. Revenues increased 9.7% to $187.7 million, compared with $171.1 million for the prior year period. Operating expenses increased 5.3% to $159.0 million, compared to $151.1 million for the prior year period. Overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter.

Chairman J. Allen Fine commented, "We were pleased to see an increase in revenues and net income for the third quarter, driven mostly by higher volume, particularly in agent-focused markets. Expenses were up in total due to higher commissions resulting from an increase in volume, but overhead costs were down from the prior year period due to cost-saving measures.
"Market conditions remain challenging for the industry and transaction volumes remain materially below levels seen in the years immediately following the COVID pandemic. However, activity seems to have generally stabilized, and third quarter volumes were higher than the second quarter of the year.
"Interest rates declined over the course of the quarter as the Fed began easing monetary policy, although some of the improvement was offset by the subsequent release of surprisingly strong economic data. Regardless of market conditions, we will continue to focus on achieving our strategic goals and improving our competitive positioning."
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.
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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2024 and 2023
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Net premiums written	$54,855	$49,822	$146,451	$132,793
Escrow and other title-related fees	4,574	4,683	13,098	12,942
Non-title services	4,305	4,636	12,913	14,513
Interest and dividends	2,736	2,313	7,824	6,537
Other investment income	995	514	1,996	2,915
Net investment gains (losses)	976	(815)	4,640	720
Other	388	257	748	647
Total Revenues	68,829	61,410	187,670	171,067

Operating Expenses:
Commissions to agents	29,089	23,806	75,509	63,735
Provision for claims	1,668	1,838	3,483	3,897
Personnel expenses	18,057	19,083	54,793	58,451
Office and technology expenses	4,388	4,209	13,161	13,122
Other expenses	4,039	3,864	12,072	11,845
Total Operating Expenses	57,241	52,800	159,018	151,050

Income before Income Taxes	11,588	8,610	28,652	20,017

Provision for Income Taxes	2,273	1,526	5,941	4,167

Net Income	$9,315	$7,084	$22,711	$15,850

Basic Earnings per Common Share	$4.94	$3.75	$12.05	$8.37

Weighted Average Shares Outstanding – Basic	1,884	1,891	1,885	1,894

Diluted Earnings per Common Share	$4.92	$3.75	$12.02	$8.37

Weighted Average Shares Outstanding – Diluted	1,893	1,891	1,889	1,894

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2024 and December 31, 2023
(in thousands)
(unaudited)

	September 30, 2024	December 31, 2023
Assets

Cash and cash equivalents	$25,464	$24,031

Investments:
Fixed maturity securities, available-for-sale, at fair value	103,368	63,847
Equity securities, at fair value	37,753	37,212
Short-term investments	87,449	110,224
Other investments	20,640	17,385
Total investments	249,210	228,668

Premiums and fees receivable	14,228	13,338
Accrued interest and dividends	1,468	978
Prepaid expenses and other receivables	9,585	13,525
Property, net	27,453	23,886
Goodwill and other intangible assets, net	15,349	16,249
Lease assets	5,883	6,303
Other assets	2,649	2,500
Current income taxes recoverable	697	1,081
Total Assets	$351,986	$330,559

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,049	$37,147
Accounts payable and accrued liabilities	33,911	31,864
Lease liabilities	6,088	6,449
Deferred income taxes, net	3,625	3,546
Total liabilities	80,673	79,006

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,884 and 1,891 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	270,225	250,915
Accumulated other comprehensive income	1,088	638
Total stockholders’ equity	271,313	251,553
Total Liabilities and Stockholders’ Equity	$351,986	$330,559

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Nine Months Ended September 30, 2024 and 2023
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	%	2023	%	2024	%	2023	%
Direct	$16,267	29.7	$17,485	35.1	$45,119	30.8	$45,975	34.6

Agency	38,588	70.3	32,337	64.9	101,332	69.2	86,818	65.4

Total	$54,855	100.0	$49,822	100.0	$146,451	100.0	$132,793	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2024 and 2023
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues
Total revenues (GAAP)	$68,829	$61,410	$187,670	$171,067
(Subtract) Add: Net investment (gains) losses	(976)	815	(4,640)	(720)
Adjusted revenues (non-GAAP)	$67,853	$62,225	$183,030	$170,347

Income before Income Taxes
Income before income taxes (GAAP)	$11,588	$8,610	$28,652	$20,017
(Subtract) Add: Net investment (gains) losses	(976)	815	(4,640)	(720)
Adjusted income before income taxes (non-GAAP)	$10,612	$9,425	$24,012	$19,297